Exhibit 10.17

EMPLOYMENT AGREEMENT

(Michael Kahane)

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of August 1, 2003 (the “Effective Time”) by and between American Media Operations, Inc. (the “Company”, “AMI”) and Michael Kahane (the “Executive”).

WHEREAS, the Company desires to continue to employ Executive and to enter into an agreement embodying the terms of such continued employment;

WHEREAS, Executive desires to accept such continued employment and enter into such an agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment; Executive Representation.

a. Term. Executive shall be employed by the Company for a period starting on the Effective Time and ending on the third anniversary thereof (the “Contract Term”), subject to the terms of this Agreement.

b. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

c. Prior Agreements. This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.

2. Position.

a. During Executive’s employment by the Company, Executive shall serve as Executive Vice President – General Counsel of the Company. In such position, Executive shall report directly to the Company’s President and CEO (or such other person designated by the Company’s Chief Executive Officer) and shall have such duties and authority as are commensurate with such position, as such may be modified from time to time by the Company’s Chief Executive Officer. Executive’s position will be based from the Company’s South Florida office. Executive may be required to travel up to two weeks per month to carry out Executive’s duties and responsibilities.

b. During the Contract Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior consent of the Company’s Chief Executive Officer.

3. Base Salary. During the Contract Term, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $500,000.00 (Five Hundred Thousand Dollars and Zero Cents), payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s Base Salary, if any, as may be determined from time to time by the Company’s Chief Executive Officer.

4. Bonus

a. Annual Bonus. With respect to each fiscal year of the Company, Executive shall receive an annual bonus award (an “Annual Bonus”) of up to $500,000.00 (Five Hundred Thousand Dollars and Zero Cents), less applicable tax deductions and withholdings as required by law. The Annual Bonus shall be determined by the financial performance of the Company (EBITDA) as described in Exhibit “A”. The Annual Bonus shall be payable within 90 days of the close of each fiscal year end.

b. Signing Bonus. Executive will receive a one time signing bonus in the amount of $200,000.00 (Two Hundred Thousand Dollars and Zero Cents), less applicable tax deductions and withholdings as required by law, within five days of the execution of this Agreement by both parties (Executive and Company).

5. Equity Arrangements.

a. Equity. Executive currently has Class A and Class B Units of the Parent Company.

b. Profit Participation. Upon execution and delivery of the Subscription Agreement, Executive shall be entitled to an additional profit participation in the Parent in a percentage determined by the Company, which shall be represented by an additional 450 New Class B Units of the Parent. The New Class B Units will be subject to the terms and conditions of the Subscription Agreement.

6. Employee Benefits. During the Contract Term, Executive shall be provided, in accordance with the terms of the Company’s employee benefit plans as in effect from time to time, health insurance and short term and long term disability insurance, retirement benefits and fringe benefits (collectively “Employee Benefits”) on the same basis as those benefits are generally made available to other similarly situated employees of the Company. Executive shall be provided with a Company vehicle. Executive will receive 30 “PTO” days per plan year (April 1st to March 31st). Unused “PTO” days may be carried over from year to year.

7. Business Expenses and Perquisites. During the Contract Term, (i) reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies and (ii) Executive shall be eligible for perquisites on the same basis as other similarly situated employees of the Company.

8. Termination. Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 30 days advance written notice of any resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

a. By the Company For Cause or By Executive’s Resignation

(i) The Contract Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) or by Executive’s resignation for any reason, except for resignation for good cause.

(ii) For purposes of this Agreement, “Cause” shall mean (i) Executive’s continued failure or refusal substantially to perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to Executive of such failure or refusal, (ii) dishonesty (material and intentional), in the performance of Executive’s duties hereunder, (iii) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (iv) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or any act or omission which is severely materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates or (v) Executive’s breach of the provisions of Section 9 of this Agreement; provided that if such breach of the provisions of Section 9 is susceptible to cure, Executive shall not be so terminable for Cause if within 10 days Executive cures such breach without adverse effect to the Company.

(iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without good cause, Executive shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

(C) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(D) such Employee Benefits, If any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive, except as set forth in this Section 8(a), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b. Disability or Death.

(i) The Contract Term and Executive’s employment hereunder shall terminate upon Executive’s death and if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive the Accrued Rights.

Following Executives termination of employment due to death or Disability, except as set forth in this Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c. By the Company Without Cause, or by Executive’s Resignation with Good Cause.

(i) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns with good cause, Executive shall be entitled to receive:

(A) the Accrued Rights; and

(B) severance pay in the amount of the remaining base salary due under the Contract Term of this Agreement in equal monthly installments; provided that the aggregate amount described in this clause (B) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates. Executive shall be required to execute the Company’s form Separation and Release of Claims Agreement in order to receive the severance payment described above in clause (B).

(C) a pro-rata portion of any Annual Bonus that Executive would have been entitled to pursuant to Section 4(a) herein, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not been terminated or had Executive not resigned for good cause.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability), except as set forth in this Section 8(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d. Continued Employment Beyond the Expiration of the Contract Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Contract Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Section 9 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder. Unless the parties otherwise agree, Executive’s compensation and benefits shall be the same as exists on the last day of the Contract Term.

e. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(g) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

9. Confidentiality. Executive will not at any time (whether during or after Executive’s employment with the Company) disclose or use for Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant. Executive agrees that upon termination of Executive’s employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Executive further agrees that he will not retain or use for Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates. Executive further agrees that after the Contract Term, Executive shall not make any statements regarding the Company that are intended or may reasonably be expected to disparage or impugn the Company or to otherwise make any statement that will adversely affect the reputation of the Company or otherwise disrupt, damage, impair or interfere with the business or prospects of the Company. Executive shall have the right to keep copies of any “Form Agreements” that were developed while employed at AMI or prior to employment that were utilized in the course of Executive’s employment. For the purpose of this Agreement, Form Agreements shall be defined as blank agreements that do not include any specific detail and/or names and amounts.

10. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of Section 9 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of laws principles thereof.

b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies Executive of such assignment or at such later date as may be specified in such notice. Upon such, assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company; provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

f. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

g. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

To the attention of the Company’s Senior Vice President – Human Resources and Administration at the principal corporate headquarters of the Company.

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

h. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

i. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

j. Executive Not Acting as Counsel to Company for Purposes of this Agreement. The Company acknowledges that it did not receive any legal advise from Executive in the drafting of this Agreement, and that it sought or had an opportunity to seek appropriate independent legal advice with respect to this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

AMERICAN MEDIA OPERATIONS, INC.

By:	/s/ David Pecker	8/11/03
	David Pecker	Date

By:	/s/ Michael Kahane	8-11-03
	Michael Kahane	Date

AMERICAN MEDIA, INC.

CORPORATE INCENTIVE PLAN

FY 2004

I.	General

A.	Only employees of American Media, Inc. and its subsidiaries (collectively, the “Company”) who are selected by the President and CEO of American Media, Inc. (the “Administrator”) shall be eligible to participate in the Plan.

B.	The plan year shall be the Company’s fiscal year.

II.	Target Incentive

Each participant will have an individualized determined salary base and target incentive that is (i) keyed to achieving a specified target for the Company and/or an operating division thereof or (ii) payable in the sole and absolute discretion of the Administrator (the “Statement”).

III.	Payout for Achieving Profit Target

A.	To the extent set forth in the Statement, achieving 100% of the specified target will earn 100% of target incentive.

B.	If applicable, achieving more than 100% of the specified target will earn the percentage of the target incentive specified on the participant’s Statement.

C.	Achieving less than 100% of the applicable target will earn a reduced amount of the target incentive calculated as follows. The target incentive payment will be reduced by 5% for each percentage point by which the applicable target is missed; provided that no incentive payment will be due if less than 90% of the applicable target is achieved.

IV.	Calculating EBITDA

A.	EBITDA as used in this Plan shall be defined as the aggregate EBITDA for (i) each of the Company’s business units reduced by all corporate-level expenses (including legal fees) or (ii) the applicable division specified on the Statement reduced by all attributable expenses. Specifically, the Company’s EBITDA under the Plan shall be reduced by the amount of all excess incentive payments made under the Company’s incentive compensation plans.

B.	The Administrator, in his sole and absolute discretion, shall determine (i) the Company’s final EBITDA and (ii) any other target established under the Plan (e.g., departmental costs). The Administrator reserves the right to prevent any short-term financial manipulation of the Company that might adversely affect its long-term health.

C.	The Administrator may exclude extraordinary items and special situations from the calculation of the applicable EBITDA. Specifically, one-time gains from the sale of subsidiaries or other assets that are not reflected in the EBITDA target may be excluded from the calculation of the Company’s EBITDA.

D.	If extraordinary circumstances (such as market swings, management restrictions, audit results or accounting procedure changes) should affect the applicable EBITDA, the Administrator may review those effects to ensure that their impact is equitable to the participants and the Company under the terms of the Plan.

V.	Administration

A.	Payments will be made once per year, usually during the May following the end of the Company’s fiscal year.

B.	Participants must be on payroll as of the last day of the Company’s fiscal year to be eligible for payment of that year’s incentive.

C.	All participants shall understand that their effectiveness and cooperation in implementing general management objectives such as EBITDA goals and setting reasonable budgets and reforecast will have a direct bearing on their overall job evaluation leading to subsequent year salary increases, target incentive payout amount and eligibility for promotion.

D.	Except as set forth in the Statement, participants in the Plan are not eligible for any other incentive-based compensation programs.

E.	Participation in this Plan does not constitute any form of guarantee of employment.

F.	As a condition to participating in the Plan, each Participant agrees that (i) he shall not disclose any confidential information regarding the Company or its affiliates and (ii) shall not write, speak or give interviews, directly or indirectly or on or off the record, about the Company and its affiliates or his employment by the Company and its affiliates. For this purpose, “confidential information” means any non-public information regarding the Company, its affiliates or their employees, business or operations.

American Media, Inc.

Corporate Incentive Plan

Fiscal 2004

Name:	Mike Kahane

EBITDA Target:		$176,200,000

Base Salary:		$500,000
Target Incentive:	At 100% of EBITDA Target	$500,000
Total Compensation Package at EBITDA Target:		$1,000,000

Profits Less than Profit Target Incentive:

Reduced payout (5% reduction for each percentage point) if EBITDA target is not achieved; provided that if less than 90% of applicable goal is achieved, any payment under this plan is at the sole discretion of the CEO.

/s/ David Pecker	/s/ Mike Kahane
David Pecker	Mike Kahane

American Media, Inc.

Corporate Incentive Plan

Fiscal 2004 - Worse Than Expected

Name:		Mike Kahane
TARGET INCENTIVE		$500,000
Example #1 TARGET INCENTIVE	Profits at 98% of EBITDA Target or @ 90%		$172,676,000 450,000
Example #2 TARGET INCENTIVE	Profits at 95% of EBITDA Target or @ 75%		$167,390,000 375,000
Example #3 TARGET INCENTIVE	Profits at less than 90% of EBITDA Target or @ 0%		$158,580,000 —